EXHIBIT 3.3
                                  -----------

                           Form of Lock-Up Agreement



                                 LOCK-UP LETTER

July 26, 2001

Mr. Todd Ficeto
C/O VMR Capital Markets, U.S.
1901 Avenue of the Stars, Suite 1500
Los Angeles, CA  90067

         Re:      Sale of shares of the common stock of GPN Networks, Inc.
                  --------------------------------------------------------

Ladies and Gentlemen:

         The undersigned, a securityholder of GPN Networks, Inc. (the "Company"), understands that Todd Ficeto proposes to purchase seven million two hundred thousand (7,200,000) shares of the Company's common stock (the "Common Stock") from the Company's majority shareholder. In recognition of the benefit that this transaction will confer upon the Company and the undersigned securityholder of the Company, and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the undersigned agrees that, from the date hereof until one year from the date of the Stock Purchase Agreement (the "Initial Lock-up Period"), the undersigned will not, without the prior written consent of Todd Ficeto, directly or indirectly, (i) offer, pledge, sell, contract to sell, sell any option or contract to purchase, purchase any option or contract to sell, grant any option, right or warrant for the sale of, or otherwise dispose of or transfer any shares of the Company's Common Stock or any securities convertible into or exchangeable or exercisable for Common Stock, whether now owned or hereafter acquired by the undersigned or with respect to which the undersigned has or hereafter acquires the power of disposition, or cause to be filed any registration statement under the Securities Act of 1933, as amended, with respect to any of the foregoing or (ii) enter into any swap or any other agreement or any transaction that transfers, in whole or in part, directly or indirectly, the economic consequence of ownership of the Common Stock, whether any such swap or transaction is to be settled by delivery of Common Stock or other securities, in cash or property or otherwise. During each three month period following the conclusion of the Initial Lock-up Period, the undersigned shall have the right to offer, sell, pledge or contract to sell up to a maximum of 45,000 shares of the Company's Common Stock, as adjusted for any stock splits, recapitalizations or similar events.

         The restrictions in the preceding paragraph shall not apply to (i) gifts and transfers by will or intestacy or (ii) transfers to (A) the undersigned's members, partners, affiliates or immediate family or (B) a trust, the beneficiaries of which are the undersigned and/or members of the undersigned's immediate family; provided that (x) the donee or transferee agrees in writing to be bound by the foregoing restrictions in the same manner as they apply to the undersigned and (y) if the donor or transferor is a reporting person subject to Section 16(a) of the Securities Exchange Act of 1934 (the "Exchange Act"), any gifts or transfers made in accordance with this sentence shall not require such person to, and such person shall not voluntarily, file a report of such transaction on Form 4 under the Exchange Act. For purposes of this Letter, the term "immediate family" shall mean the spouse, lineal descendants, father, mother, brother or sister of the transferor and father, mother, brother or sister of the transferor's spouse.

         The undersigned has the authority to execute and deliver this Lock-up Agreement without obtaining any further consent, authorization or waiver or giving notice to any third party. This Lock-up Agreement has been duly authorized, executed and delivered by the undersigned and constitutes the legal, valid and binding obligation of the undersigned, and is enforceable in accordance with its terms. The undersigned shall take any action which may be required to effectuate the transactions contemplated hereinabove.


                                      Very truly yours,


                                               BERMAN FAMILY LIMITED
                                               PARTNERSHIP



                                               By:  Bruce Berman
                                               Its:  General Partner